SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G


                                 (Rule 13d-102)


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2


                    Under the Securities Exchange Act of 1934
                          (Amendment No.____________)*


               LightPath Technologies, Inc.
              -----------------------------------------------------
                                (Name of Issuer)

               Class A Common Stock
              -----------------------------------------------------
                         (Title of Class of Securities)

               532257102
              -----------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ].


----------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 532257-102                  13G                  Page _2_ of _5_ Pages

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   1.  NAME OF REPORTING PERSON(S)
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON(S)


Leslie A. Danziger
--------------------------------------------------------------------------------
   2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                             (a)  [  ]
                                                             (b)  [  ]

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   3.  SEC USE ONLY


--------------------------------------------------------------------------------
   4.  CITIZENSHIP OR PLACE OF ORGANIZATION

USA
--------------------------------------------------------------------------------
   NUMBER OF      5.   SOLE VOTING POWER
     SHARES              225,718
  BENEFICIALLY    --------------------------------------------------------------
    OWNED BY      6.   SHARED VOTING POWER
      EACH               119,358
   REPORTING      --------------------------------------------------------------
     PERSON       7.   SOLE DISPOSITIVE POWER
      WITH               225,718
                  --------------------------------------------------------------
                  8.   SHARED DISPOSITIVE POWER
                         -0-

--------------------------------------------------------------------------------
   9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


225,718
--------------------------------------------------------------------------------
  10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

119,358 shares in Voting Trust which Leslie A. Danziger is voting trustee

--------------------------------------------------------------------------------
  11.    PERCENT  OF CLASS  REPRESENTED  BY  AMOUNT IN ROW (9)
            7.6% based upon 2,988,746 shares outstanding at 12/31/97

--------------------------------------------------------------------------------
  12.  TYPE OF REPORTING PERSON*

IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                       13G                 Page _3_ of _5_ Pages





Item 1.     (a)   Name of Issuer:
                         LightPath Technologies, Inc.
                  --------------------------------------------------------------
            (b)   Address of Issuer's Principal Executive Offices:
                         6820 Academy Parkway East NE, Albuquerque, NM 87109
                  --------------------------------------------------------------

Item 2.     (a)   Name of Person Filing:
                         Leslie A. Danziger
                  --------------------------------------------------------------
            (b)   Address of Principal Business Office, or if None, Residence:
                         Same
                  --------------------------------------------------------------
            (c)   Citizenship:
                         USA
                         -------------------------------------------------------
            (d)   Title of Class of Securities:
                         Class A Common Stock
                  --------------------------------------------------------------
            (e)   CUSIP Number:
                           532257102
                         -------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a)   [ ]   Broker or Dealer registered under Section 15 of the Act,

            (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act,

            (c)   [ ]   Insurance  Company as defined in Section 3(a)(19) of the
                        Act,

            (d)   [ ]   Investment  Company  registered  under  Section 8 of the
                        Investment Company Act,

            (e)   [ ]   Investment  Adviser  registered under Section 203 of the
                        Investment Advisers Act of 1940,

            (f)   [ ]   Employee Benefit Plan,  Pension Fund which is subject to
                        the  provisions  of  the  Employee   Retirement   Income
                        Security  Act of 1974 or  Endowment  Fund;  see  Section
                        240.13d-1(b)(ii)(F); see Item 7,

            (g)   [ ]   Parent  Holding  Company,  in  accordance  with  Section
                        240.13d-1(b)(1)(ii)(G); see Item 7,

            (h)   [ ]   Group,       in       accordance       with      Section
                        240.13d-1(b)(1)(ii)(H).

                                      13-G                 Page _4_ of _5_ Pages

Item 4.     Ownership.

            If more than five percent of the class is owned, indicate:

        (a)  Amount beneficially owned:
             225,718
             -------------------------------------,

            (b) Percent of class:  7.6%
                                 ----------------------------------------------,
            (c)   Number of shares as to which such person  has:
                  (i)   Sole power to vote or to direct the vote
                              225,718
                          -----------------,
                  (ii)  Shared power to vote or to direct the vote
                              119,358
                           --------------,
                  (iii) Sole power to dispose or to direct the disposition of
                              225,718
                        -------------------------------------------------------,
                  (iv)  Shared power to dispose or to direct the  disposition of
                              -0-
                        --------------------------------------------------, and

Item 5.     Ownership of Five Percent or Less of a Class.

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.


Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.


Item 8.     Identification and Classification of Members of the Group.


Item 9.     Notice of Dissolution of Group.


Item 10.    Certification.

            By signing below -I/we- certify that, to the best of my/our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                                   Signature.


            After reasonable inquiry and to the best of my knowledge and belief, -I/we- certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1998

/s/ Leslie A. Danziger
----------------------------------
                      (Signature)*


----------------------------------
                      (Name/Title)


* Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).